Exhibit 99.2

Ross Appointed President and CEO of Southwest Securities, Inc.,

Continues as CEO of SWS Financial Services and EVP of Parent Company

DALLAS, September 21, 2007 – James H. Ross has been appointed President and CEO of Southwest Securities, Inc., the principal broker/dealer subsidiary of Dallas-based financial services company, SWS Group, Inc.

In his new role, Ross will have overall management and profit and loss responsibility for Southwest Securities. He will continue to hold the positions of Executive Vice President of SWS Group, Inc. and CEO of the company’s SWS Financial Services subsidiary and be responsible for the company’s retail brokerage business segment.

“Jim Ross has turned around the performance of our retail brokerage area and significantly increased assets under management,” said SWS Group Chief Executive Officer Donald W. Hultgren. “Just in the last year alone, assets under management grew $2 billion. During his three and a half years with the company, he has demonstrated exceptional management skill and leadership ability. We anticipate that Southwest Securities will continue to grow and excel under his guidance.”

A 30-year veteran of the securities industry, Ross joined Southwest Securities in January of 2004 as manager of the Private Client Group’s Dallas branch office. In March of that year, he was promoted to head of the Private Client Group, and in November he was elected an Executive Vice President of the parent company and given the responsibility for all of the company’s retail brokerage areas.

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Ross Named President and CEO of Southwest Securities, Inc. / 2

Ross’ career has included tenure with several financial companies. Prior to joining Southwest Securities, he held various positions with UBS Financial Services and UBS PaineWebber in California including Vice President and Branch Manager.

A graduate of Oklahoma City University with a degree in economics, Ross has also completed the course work on an advanced degree in finance.

SWS Group, Inc. is a Dallas-based financial services holding company that offers a broad range of investment and financial services through its subsidiaries. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. SWS Group, Inc. subsidiaries include Southwest Securities, Inc, a full-service brokerage and clearing firm; Southwest Securities, FSB, a community bank; SWS Financial Services, Inc., a brokerage firm serving independent registered reps and their customers, and Southwest Insurance Agency.

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CONTACT:	Jim Bowman, Vice President - Corporate Communications, (214) 859-9335
jbowman@swst.com